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                                                                     EXHIBIT 4


                                27 AUGUST 1997



                                 HFC BANK PLC



                           HFC PENSION PLAN LIMITED



                        THE ROYAL BANK OF SCOTLAND PLC





                ==============================================

                             TRUST DEED AND RULES
                                      OF
                             THE HFC SHARE SCHEME
                (INCORPORATING A MATCHING OFFER TO BE KNOWN AS
                         THE HFC 1-4-1 SHARE SCHEME)

                ==============================================


(Adopted by a resolution of a Committee of the Board of Directors of HFC Bank
                           plc on  13  August 1997
                   and approved by the Inland Revenue under
                 the Income and Corporation Taxes Act 1988 on
                 15 September 1997 under reference ESS 1628)




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                                   CONTENTS

CLAUSE                                                                     PAGE

1.   DEFINITIONS.......................................................     1
2.   TRUSTS OF THE SCHEME..............................................     5
3.   TRUSTS OF THE CONTRIBUTED SHARES..................................     6
4.   PURCHASE OF SHARES FROM OTHER TRUSTS..............................     7
5.   APPLICATION OF SCHEME TO SUBSIDIARIES.............................     7
6.   INVESTMENT........................................................     8
7.   DIVIDENDS.........................................................     8
8.   RETENTION OF SHARES...............................................     8
9.   DEALING IN RIGHTS ATTACHING TO SHARES.............................     9
10.  VOTING RIGHTS.....................................................     9
11.  TRUSTEES' POWERS OF DELEGATION....................................     9
12.  ADMINISTRATION....................................................    10
13.  TRUSTEES' INDEMNITIES AND CHARGES.................................    11
14.  APPOINTMENT, REMOVAL AND RETIREMENT OF TRUSTEES...................    12
15.  RESIDENCE OF THE TRUSTEES.........................................    13
16.  ALTERATIONS.......................................................    13
17.  TERMINATION OF SCHEME.............................................    13
18.  GOVERNING LAW.....................................................    14
19.  CONSTRUCTION OF THIS DEED.........................................    14
SCHEDULE 1.............................................................    15

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

   The Rules of the HFC Profit Sharing Scheme...........................    15
   Operation of the Scheme..............................................    15
   Contributions to be made by Participating Companies..................    15
   Invitation to Participate............................................    15
   Eligibility..........................................................    16
   Acquisition of Shares for Appropriation..............................    17
   Issue of Shares......................................................    17
   Basis of Allocation..................................................    18
   Circulars and Notices................................................    19
   Rights Issue.........................................................    19
   Capitalisation Issues................................................    20
   Reconstruction and Takeover..........................................    20
   Scrip Dividends......................................................    20
   Fractional Entitlements..............................................    21
   Disposals and Payments...............................................    21
   Transfer of Legal Title..............................................    22
   Terms of Nominee Holding.............................................    23
   Stamp Duty...........................................................    23
   Notices..............................................................    24
   Information..........................................................    24
   Disputes.............................................................    24
   Terms of Employment..................................................    25
SCHEDULE 2..............................................................    26
   Matching Offer.......................................................    26
   Terms on which Contributed Shares held...............................    27
SCHEDULE 3..............................................................    29
   Deed of Adherence....................................................    29


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THIS DEED is made on 27 August 1997

BETWEEN

HFC BANK PLC whose registered office is at North Street, Winkfield, Windsor Berkshire SL4 4TD under registration number 1117305 (HFC)

HFC PENSION PLAN LIMITED whose registered office is at North Street, Winkfield, Windsor Berkshire SL4 4TD under registration number 2426093 (the FIRST TRUSTEE) and THE ROYAL BANK OF SCOTLAND PLC whose registered office is at 36 St Andrew Square, Edinburgh EH2 2YB (the SECOND TRUSTEE) (together the TRUSTEES)

WHEREAS

(A) HFC wishes to establish a profit sharing scheme approved in accordance with the provisions of Schedule 9 to the Income and Corporation Taxes Act 1988 constituting an "employees' share scheme" as that expression is defined in
Section 743 of the Companies Act 1985.

(B) The Board of Directors of HFC by a resolution passed on 21 May 1997 appointed a committee to approve the establishment of such a share scheme (the COMMITTEE).

(C) The Committee by a resolution passed on 13 August 1997 has approved the establishment of such a share scheme.

(D) The Trustees have agreed to be the original trustee of such a share scheme.

NOW THIS DEED WITNESSETH as follows:

DEFINITIONS

1.1 In this Deed, the following words and expressions shall bear, unless the context otherwise requires, the meanings set forth below:

THE APPROPRIATE PERCENTAGE in relation to any Scheme Shares, shall be construed in accordance with paragraph 3 of Schedule 10 to the Taxes Act;

APPROPRIATION DAY means a day on which Shares are appropriated;

APPROPRIATION VALUE means:



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(a)  in relation to any appropriation of Shares their initial market value as determined in accordance with paragraph 30(4) of Schedule 9 to the Taxes Act (which, if and so long as Shares are listed and dealt in on the New York Stock Exchange, shall be the average total acquisition price paid (exclusive of incidental expenses) in respect of them and which, if and so long as Shares are not so listed, shall be as agreed with the Shares Valuation Division of the Inland Revenue); or

(b)  any other value as agreed with the Inland Revenue;

THE AUDITORS means the auditors of HFC for the time being;

THE BOARD means the board of directors of HFC or a duly authorised committee thereof;

CAPITAL RECEIPT has the meaning given by Section 186(3) of the Taxes Act;

CLOSE COMPANY has the meaning given by  Section 414 of the Taxes Act;

CONTINUOUS EMPLOYMENT has the meaning in the Employment Rights Act 1996;

CONTRIBUTED SHARES means Shares which are acquired by or on behalf of Eligible Employees in accordance with Schedule 2 and held by the Trustees (or any other person nominated by the Board);

CONTROL means control within the meaning of Section 840 of the Taxes Act;

DEALING DAY means any day on which the New York Stock Exchange is open for the transaction of business;

THE DEED means this Trust Deed constituting, inter alia, the Scheme as amended from time to time;

DEED OF ADHERENCE means a deed substantially in the form set out in Schedule 3 hereto;

EARNINGS means basic annual salary entitlement at such date as the Board shall determine;

ELIGIBLE EMPLOYEE means an individual who:

      (a)(1) is a director or employee (and is not under notice which will expire prior to or on the Appropriation Day) of a Participating Company; and



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         (2)  is chargeable to tax in respect of such office or employment under Case I of Schedule E of the Taxes Act; and

         (3) has, on the Qualifying Date, such qualifying period (if any) of Continuous Employment (being a period commencing not earlier than five years prior to the Appropriation Day) as the Board may determine; or

      (b) is nominated by the Board as a director or employee (and is not under notice which will expire prior to the Appropriation Day) of a Participating Company (or is nominated as a member of a category of such directors and employees); or

      (c) is nominated by the Board as a former director or employee of a Participating Company (or is nominated as a member of a category of such former directors and employees) and who ceases to be an employee within 18 months prior to the Appropriation Day;

      PROVIDED always that in each case he is not ineligible for an appropriation of Shares under the Scheme by virtue of Rules 4.1 and 4.2 of the Scheme, or because he has served a notice under Rule 4.3 of the Scheme directing the Trustees not to appropriate Shares to him;

EMPLOYEES' SHARE SCHEME has the meaning given by Section 743 of the Companies Act 1985;

LOCKED-IN-VALUE has the meaning given by Section 186(5) of the Taxes Act;

THE NEW YORK STOCK EXCHANGE means the New York Stock Exchange, Inc.;

MARKET VALUE means in relation to a Share on any day:

(a) if and so long as a Share is traded on the New York Stock Exchange its quotation on the New York Stock Exchange for that day as reported in the Wall Street Journal; or

(b) subject to (a) above, its market value, determined in accordance with Sections 272 to 274 of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Shares Valuation Division of the Inland Revenue;

MATERIAL INTEREST has the meaning given by Section 187(3) of the Taxes Act;

MEMBER OF A CONSORTIUM has the meaning given by Section 187(7) of the Taxes
Act;


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NEW SHARES has the meaning given by paragraphs 5(3) and 5A of Schedule 10 to the Taxes Act;

PARTICIPANT means any person on whose behalf the Trustees hold Scheme Shares or other securities under the Scheme;

PARTICIPATING COMPANY means:

(a)  HFC; and

(b) any other company which is under the Control of HFC, is a Subsidiary of HFC and with the approval of the Board participates in the Scheme and has executed a Deed of Adherence;

PERIOD OF RETENTION has the meaning given by paragraph 2 of Schedule 10 to the Taxes Act in relation to any Participant's Scheme Shares;

QUALIFYING DATE means such date as the Board may from time to time determine;

RECONSTRUCTION OR TAKEOVER means a transaction affecting any Scheme Shares as mentioned in paragraphs 1(1)(a), (b), (c) or (cc) of Schedule 10 to the Taxes Act;

RELEASE DATE has the meaning given by Section 187(2) of the Taxes Act;

THE RELEVANT AMOUNT has the meaning given by Section 187(2) of the Taxes Act;

RELEVANT EVENT means in relation to any Scheme Shares, an event which gives rise to a charge to income tax under Schedule E pursuant to the provision of
Section 186 of the Taxes Act;

SCHEME means the HFC Share Scheme, the rules of which are set out in Schedule 1 hereto;

SCHEME SHARES means Shares other than Contributed Shares which are held by the Trustees upon the terms of the Scheme on behalf of the Participants to whom they have been appropriated;

SHARE means a share in the capital of Household International, Inc. which satisfies the conditions specified in paragraphs 10 to 12 (inclusive) and 14 of
Schedule 9 to the Taxes Act or, where the context permits, in the event of a Reconstruction or Takeover of Household International, Inc., such share or other security as forms part of any new holding as that term is defined in paragraph 5 of Schedule 10 to the Taxes Act;

SPECIFIED AGE means, for the purposes of the Taxes Act, age 65;

SUBSIDIARY means in relation to HFC, a subsidiary within the meaning given by
Section 736 of the Companies Act 1985;

THE TAXES ACT means the Income and Corporation Taxes Act 1988;

TRUSTEES means the original trustees referred to in the Deed or such other person or persons who is or are the trustee or trustees from time to time of the Scheme;

YEAR OF ASSESSMENT means a year of assessment within the meaning given by
Section 832 of the Taxes Act.

1.2 Words and expressions not otherwise defined herein have the same meaning they have in the Taxes Act.

1.3 In these Rules references to any statutory provision are to those provisions as amended, extended or re-enacted from time to time and shall include any regulations made thereunder; and, unless the context otherwise requires, words in the singular include the plural (and vice versa) and words importing any gender include all genders.

TRUSTS OF THE SCHEME

2.1 Subject as hereinafter provided, the Trustees hereby agree with each Participating Company that they shall as far as possible apply all monies received by them under the Scheme in the acquisition of Shares and in paying their expenses, taxation and other liabilities in accordance with the Rules of the Scheme.

2.2 The Trustees shall, as soon as reasonably practicable after their acquisition of Shares, appropriate the Shares to Eligible Employees in accordance with the Rules of the Scheme and shall notify each Participant of the description and number of Shares so appropriated to him, the date of the appropriation and the Appropriation Value.

2.3 If it is not possible to appropriate all the Shares so acquired, the Trustees may either retain or sell so many of the Shares as HFC shall direct and in the case of a sale shall apply the proceeds to meet any expenses of such sale and shall pay the net proceeds to the Participating Companies in the same proportion as the Participating Companies made contributions to the Trustees or as may otherwise, in the opinion of the Trustees, be appropriate.


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2.4  The Trustees shall hold any Shares once appropriated and all other trust property deriving therefrom UPON TRUST for the Participants respectively entitled thereto subject to the Rules of the Scheme.

2.5 The Trustees shall take all reasonable steps to procure that any Shares held by virtue of Clause 2.4 or 2.6 are duly registered in the name of the First Trustee or if the Board so directs, that the share certificates and other documents of title relating to such Shares are lodged with them without delay.

2.6 If the Trustees become entitled in respect of any unappropriated Shares to any rights to be allotted, or to subscribe for, further securities in Household International, Inc. (other than an issue by way of capitalisation of shares of the same class as Shares then held by the Trustees pending an appropriation, which capitalisation shares shall be retained by the Trustees and shall form part of the Shares to be appropriated among the Participants on the relevant Appropriation Day), the Trustees may at their discretion take up those rights or sell them for the best consideration in money reasonably obtainable at the time or sell sufficient of them nil paid to enable the Trustees to subscribe in full for the balance of any unsold rights, or allow them to lapse.

2.7 The Trustees shall hold any unappropriated Shares or unutilised cash balances arising under Clause 2.3 or 2.6 above and any income arising therefrom UPON TRUST to apply towards the future acquisition of Shares for the purposes of the Scheme and their administration expenses.

2.8 Each Participating Company hereby covenants with the Trustees to pay to the Trustees in accordance with and subject to the provisions of the Scheme, the amounts due from it for the purpose of the acquisition of Shares by the Trustees to be appropriated under the Scheme to the Eligible Employees employed by it, together with any other amounts required to cover any costs, charges and expenses incurred in such acquisition and any other expenses and charges incurred by the Trustees in the establishment, operation, administration and termination of the Scheme.

2.9 Upon the termination of the Scheme for whatever reason the Trustees shall sell all unappropriated Shares and after defraying all expenses outstanding at or arising from or as a result of such termination account for and pay to the Participating Companies any monies held by them so far as practicable in the same proportion as they were provided or as may otherwise be appropriate.

TRUSTS OF THE CONTRIBUTED SHARES

3.1 The Trustees hereby agree that they shall, so far as possible, apply all monies received by them from Eligible Employees under a Matching Offer made pursuant to

Schedule 2 in the acquisition of Shares which the Trustees shall thereafter hold as Contributed Shares UPON TRUST for the Eligible Employees respectively entitled thereto subject to the Rules of the Scheme and the provisions of
Schedule 2.

3.2 As soon as reasonably practicable after the acquisition by the Trustees of any Contributed Shares, for an Eligible Employee, the Trustees shall notify such Eligible Employee in writing of the number of Contributed Shares held on his behalf and, if appropriate, of the aggregate cost thereof and (if different) their Market Value as at the date of acquisition and shall account for and pay to the Eligible Employee (without interest) any monies received from the Eligible Employee and not applied in the acquisition of such Contributed Shares.

3.3 The Trustees shall take all reasonable steps to procure that any Contributed Shares are duly registered in the name of the First Trustee or, if the Board so directs, that the share certificates and other documents of title relating to Contributed Shares are lodged with them without delay.

PURCHASE OF SHARES FROM OTHER TRUSTS

4. The Trustees may purchase Shares from the trustees of any other trust notwithstanding that the Trustees are the same persons as those trustees or any of them and such purchase shall be binding on all persons interested hereunder notwithstanding that it shall be effected or evidenced only by an entry in the accounts of the Trustees.

APPLICATION OF SCHEME TO SUBSIDIARIES

5.1 The Scheme may with the consent of the Board and, after notification to the Inland Revenue, be extended to any Subsidiary which is under the Control of HFC and not a party to this Deed by a deed of adherence, in the form set out in
Schedule 3 hereto or as amended as thought necessary by the Board; and thereupon the provisions of the Scheme shall apply to that company as though it were a party to this Deed.

5.2 The Scheme shall cease to apply to any company to which the provisions of the Scheme apply, other than HFC, at any time when:

(a) that company ceases to be a Subsidiary of HFC or under the Control of HFC; or

(b) a notice is served by the Board upon the Trustees that the Scheme shall not apply to that company, provided that the conditions specified in paragraph 2(3) of Schedule 9 to the Taxes Act continue to be satisfied.

5.3 A company which is or has been a Participating Company shall provide the Trustees with all information required from it for the purposes of the administration and termination of the Scheme and shall do so in such form as the Trustees shall reasonably require and the Trustees shall in good faith rely on such information without further enquiry.

5.4 If and so long as the Scheme applies to any Participating Company, the powers and discretions exercisable by that company in relation to the Scheme shall be exercisable by resolution of its board of directors or a duly authorised committee of such board, and a minute of any resolution thereof signed by the secretary or a director of that company shall be sufficient authority for the Trustees to act on the same.

INVESTMENT

6.1 The Trustees may invest any monies from time to time held by them and not immediately required for the acquisition of Shares or in paying any costs, charges, expenses, taxation and other liabilities of the Trustees by placing the same on current or deposit account as they in their absolute discretion think fit.

6.2  The Trustees shall be under no duty to invest trust property.

DIVIDENDS

7.1 The Trustees shall, as soon as practicable following their receipt of any dividend or other money or money's worth in respect of Scheme Shares or Contributed Shares account for and, subject to Clause 7.2 below, pay such dividends or other money or money's worth to Participants in accordance with their respective entitlements. The Trustees may retain such income received in respect of Shares which have not been allocated to Participants upon the trusts hereof.

7.2 In respect of any dividend received by the Trustees in US dollars, the Trustees will convert the net dividend into sterling and pay such sterling amount to Participants.

RETENTION OF SHARES

8.1 The Trustees shall not dispose of any Scheme Shares for a Participant during the applicable Period of Retention except in accordance with a direction of the Participant (or his personal representatives) in the event of a Reconstruction or Takeover affecting such Shares.

8.2 The Trustees shall not dispose of any Scheme Shares after the end of the applicable Period of Retention and before the Release Date except in accordance with Rule 14.1(b) or (c) of Schedule 1.

8.3 The Trustees shall not dispose of any Contributed Shares for a Participant during the Period of Retention of the related Scheme Shares or such shorter period as the Board may decide being not less than one year, except in accordance with a direction of that Participant (or his personal representatives) in the event of a Reconstruction or Takeover affecting such Shares.

DEALING IN RIGHTS ATTACHING TO SHARES

9. The Trustees shall deal with any right to be allotted other shares, securities or rights of any description conferred in respect of a Participant's Shares only pursuant to a direction given by or on behalf of the Participant or any person in whom the beneficial interest in that Participant's Shares is for the time being vested.

VOTING RIGHTS

10.1 If and so long as Shares held under the Scheme are registered in the name of the First Trustee, the Trustees shall, in respect of any matter upon which at a general meeting of Household International, Inc. or at any class meeting they are entitled to exercise any voting rights attaching thereto, invite the relevant Participants to direct them as to such exercise. The First Trustee shall not be entitled in respect of Shares held on behalf of such Participants to vote on a show of hands unless all directions received from those Participants who have given directions in respect of the particular resolution are identical, and shall not in any circumstances be under an obligation to call for a poll. In the event of any poll the First Trustee shall vote only in accordance with the directions of Participants who have given such directions and shall not exercise voting rights in respect of Shares where no directions have been received from Participants in relation to those Shares.

10.2 The First Trustee may not vote in respect of Shares which have not been appropriated pursuant to the Scheme.

TRUSTEES' POWERS OF DELEGATION

11.1 The Trustees, in the exercise of their discretions and the performance of their duties hereunder, may employ and pay a registrar, solicitor, broker, actuary, accountant, banker or any other person, and may appoint any such person as their agent to transact all or any business, and may act on the advice or opinion of any solicitor, broker, actuary, accountant or other professional or business person, and shall not be responsible for anything done or omitted to be done or suffered in good faith in reliance on such advice or opinion.

11.2 Except as otherwise provided by Section 186 of and Schedules 9 and 10 to the Taxes Act, the Trustees may delegate any of their powers and duties hereunder or any business including the exercise of any discretion to any person or company including HFC or any Subsidiary of HFC.

11.3 The Trustees may at any time, and shall if so directed by the HFC, revoke any delegation or arrangement made under this Clause and/or require any trust property held by another person to be returned to the Trustees.

11.4 The Trustees may execute and authorise any of their directors, officers or employees on their behalf to execute any deeds, documents, cheques or other instruments by the impression of any signature on behalf of, or as witness of any sealing by, the Trustees of any writing, printing, photocopying and other modes of representing or reproducing words in a visible form.

11.5 The Trustees may at any time cause part of the trust property to be deposited for safekeeping with any person on behalf of the Trustees and may pay any expenses in connection therewith.

ADMINISTRATION

12.1 Subject to and in accordance with the provisions of this Deed, the Trustees may convene meetings of the Trustees and make such regulations as they consider appropriate relating to the administration of the Scheme. On any vote taken at a meeting of the Trustees which is not unanimous the First Trustee shall have the casting vote.

12.2 The Trustees may arrange for the relevant Participating Company to account to the Inland Revenue or other authority concerned for any amounts deducted from payments made pursuant to the Scheme in respect of income tax or any other deductions required in accordance with Paragraph 7 of Schedule 10 to the Taxes Act.

12.3 Where there is no relevant Participating Company in respect of a Participant, the Trustees shall account to the Inland Revenue or other authority concerned for any amounts of income tax or other deductions required to be made in accordance with paragraph 7 of Schedule 10 to the Taxes Act.

12.4 The Trustees shall maintain such records as may be necessary to enable them to carry out their obligations under paragraph 7 of Schedule 10 to the Taxes Act, and shall give to each Participant such information and documentation as shall be in their possession to enable the Participant to determine and quantify any liability he may have to income tax under Schedule E by reason of any event.

12.5 The Trustees shall keep confidential all information supplied to them by Participating Companies under Clause 5.3 and shall disclose the same only to persons employed in accordance with Clause 11.1 above or to such other persons as required by law.

TRUSTEES' INDEMNITIES AND CHARGES

13.1 The Participating Companies hereby jointly and severally covenant with the Trustees that they shall keep the Trustees and their estates and effects fully indemnified against all actions, claims, losses, demands, proceedings, charges, expenses, costs, damages, taxes, duties and other liabilities whatsoever arising out of or in connection with the Scheme save to the extent that any such liability is capable of being discharged at the expense of any property held by them as Trustees, save for Scheme Shares and Contributed Shares, or if they are entitled to receive reimbursement from any other person or from another source, but so that no Trustee shall be indemnified or exonerated in respect of any fraud or wilful default on his or his agent's part or (in the case of a Trustee engaged in the business of providing a trustee service for a fee) his or his agent's negligence. In addition, the Trustees shall have all indemnities conferred upon trustees generally by law and by the Trustees Act 1925.

13.2 Neither the Trustees nor any of their officers or employees shall be liable to account to Participants for any remuneration or other benefit received in connection with the Scheme and no Trustee or officer or employee of the Trustees shall be liable to account to other Participants for any profit derived from the appropriation to him of Shares held under the Scheme.

13.3 Any person acting as a Trustee in the course of any profession or business carried on by him may charge and be paid such reasonable remuneration, charges or disbursements whether in connection with the Scheme or otherwise as shall from time to time be agreed between him and HFC.

13.4 Any Trustee (and any director or officer of a body corporate or a trust corporation acting as a Trustee) shall not on his own account be precluded from acquiring, holding or dealing with any stock, shares or securities whatsoever of Household International, Inc., HFC or any Subsidiary or any other company in the shares of which HFC or any such Subsidiary may be interested, or from entering into or being interested in any contract or other transaction with HFC, any Subsidiary or any such other company, and nor shall he be in any way liable to account to HFC, any Subsidiary, any such other company or any Participant for any profits made, fees, commissions, shares of brokerage, discounts allowed or advantages obtained by him from or in connection with such acquisition, holding, dealing, contract or transaction whether or not in connection with his duties hereunder.

13.5 The Trustees shall be entitled in the absence of manifest error to rely without further enquiry on information supplied to them by any Participating Company for the purposes of the Scheme and shall also be entitled to rely in the absence of manifest error on any direction, notice or document purporting to be given or executed by or with the authority of any Participating Company or by any Participant as having been so given or executed.

APPOINTMENT, REMOVAL AND RETIREMENT OF TRUSTEES

14.1 The Board may at any time by writing under hand of a person duly authorised by a resolution of the Board:

(a)   appoint a new or additional Trustee, including a corporate Trustee; and

(b) remove a Trustee from office (but not so as to leave in office less than two Trustees, unless a corporate Trustee), without assigning any reason therefor and such removal shall (in the absence of any other date specified in the notice) take place forthwith.

14.2 The powers of appointment and removal shall be vested in the Trustees in the event that HFC ceases to exist otherwise than in consequence of a Reconstruction or Takeover when the successor company (or, if more than one, such successor companies as HFC shall nominate) shall have such powers.

14.3 A Trustee may retire by giving to the Board written notice of his desire to retire and such notice shall take effect at the expiry of three months (or such other period as may be agreed with the Board) from the date of such notice. The retiring Trustee shall not be obliged to give any reason for and shall not be responsible for any costs occasioned by such retirement but shall promptly execute all such documents and do all such things as may be necessary to give proper effect to such retirement.

14.4 Forthwith upon his removal or retirement a Trustee shall transfer all trust property held by him and deliver all documents in his possession relating to the Scheme as the Board may direct and hereby authorises the continuing Trustees, in the absence of such transfer, to effect such transfer on his behalf.

RESIDENCE OF THE TRUSTEES

15. There shall at all times be at least one trustee resident in the United Kingdom for United Kingdom tax purposes.

ALTERATIONS

16.1 The Board may prior to approval of the Scheme under Schedule 9 of the Taxes Act by the Inland Revenue alter or add to the Scheme (including this Deed and the Schedules hereto) as may be necessary in order to obtain such approval.

16.2 After the date on which the Scheme is so approved, the Board may by written resolution alter or add to any of the provisions of this Deed and the Schedules hereto in such manner as may be thought fit (and such alterations or additions shall be binding on the Trustees, all Participating Companies and Participants) PROVIDED THAT no such purported alteration or addition shall be effective:

(a) if and so long as the Scheme is desired to be approved by the Inland Revenue, until approved by the Inland Revenue;

(b) where the alteration or addition would materially prejudice the rights attaching to any Scheme Shares appropriated to Participants;

(c) where the alteration or addition would cause the Scheme to cease to be an Employees' Share Scheme;

(d) where the alteration or addition would offend the rule against perpetuities.

16.3 Written notice of any alteration or addition made in accordance with Clause 16.2 shall be given to the Trustees and all Participants affected thereby.

16.4 Written notice of any alteration or addition made in accordance with Clause 16.2 shall be given to the Inland Revenue even in circumstances where continued Inland Revenue approval is not desired.

TERMINATION OF SCHEME

17.1 No appropriation of Shares under the Scheme may be made later than seventy-four years after the date of this Deed or the earlier termination of the Scheme by the Board, and the perpetuity period applicable to this Deed shall be eighty years.

17.2 On termination of the Scheme any surplus assets held under this Deed shall be paid to Participating Companies so far as practicable in proportion to the total amounts provided by each of them to the Trustees.

GOVERNING LAW

18. This Deed shall be governed by and construed in accordance with English law.

CONSTRUCTION OF THIS DEED

19.   The Schedules hereto shall be treated as part of this Deed.

IN WITNESS whereof this Deed has been executed by the parties hereto and is intended to be and is hereby delivered on the date first above written.

                                   SCHEDULE 1

                   THE RULES OF THE HFC PROFIT SHARING SCHEME

OPERATION OF THE SCHEME

1.1 The Board may at any time resolve that appropriations of Shares shall be made under the Scheme to Eligible Employees PROVIDED THAT not more than one appropriation of Shares shall be made under the Scheme in any Year of Assessment.

1.2 The Board shall notify the Trustees of the relevant Appropriation Day.

1.3 The Board may resolve that the Shares shall be acquired by purchase on the New York Stock Exchange or privately or by subscription or by any combination thereof and shall notify the Trustees accordingly.

CONTRIBUTIONS TO BE MADE BY PARTICIPATING COMPANIES

2.1 The Board shall notify each Participating Company of the amount to be contributed by that Participating Company to the Trustees to support any acquisition of Scheme Shares which shall not exceed such amount as is required to acquire the number of Shares which are to be appropriated to Eligible Employees who are for the time being directors or employees of that Participating Company or, where applicable, former directors or employees of such company.

2.2 Contributions to the Trustees to support the acquisition of Shares for appropriation on any Appropriation Day shall be paid in sufficient time to enable the Trustees to make the acquisition no later than the Appropriation Day.

INVITATION TO PARTICIPATE

3.1 Where the Board resolves that the Scheme shall be operated, HFC shall issue a letter of invitation to each Eligible Employee.

3.2 A letter of invitation shall invite an Eligible Employee to consent to the appropriation of Shares under the Scheme and to complete and return a contract of participation (in such form as may be agreed with the Inland Revenue) by a given date which shall be prior to the relevant Appropriation Day.

3.3 A contract of participation shall bind the relevant Eligible Employee in contract with HFC in consideration of the appropriation to him of Shares:

(a) to permit all Scheme Shares appropriated to him to remain in the hands of the Trustees throughout the applicable Period of Retention; and

(b) not to assign, charge or otherwise dispose of his beneficial interest in any Scheme Shares during the applicable Period of Retention; and

(c) if he directs the Trustees to transfer the legal title of any Scheme Shares to him at any time before the applicable Release Date, to pay to the Trustees before such transfer takes place a sum equal to income tax at the basic rate on the Appropriate Percentage of the Locked-in-Value of such Scheme Shares at the time of such direction; and

(d) not to direct the Trustees prior to the relevant Release Date to dispose of any Scheme Shares otherwise than as aforesaid or by sale for the best consideration in money that can reasonably be obtained at the time of such sale;

PROVIDED that no Participant by virtue of the signature of a contract of participation shall be precluded from directing the Trustees to dispose of his Shares in the event of a Reconstruction or Takeover affecting his Scheme Shares.

ELIGIBILITY

4.1 An individual shall not be eligible to have an appropriation of Shares in any Year of Assessment in which shares have been appropriated to him under any other profit sharing scheme approved by the Inland Revenue pursuant to the Taxes Act and established by:

(a)  HFC;

(b)  any Subsidiary;

(c) any company which has Control of HFC or any company which is under the Control of such a company; or

(d) any company which is a Member of a Consortium owning HFC or is owned in part by HFC as a Member of a Consortium.

4.2 An individual shall not be eligible to have an appropriation of Shares at any time when he has (or had within the preceding twelve months) a Material Interest in:

(a)  Household International, Inc.; or

(b)  any company which has Control of Household International, Inc.; or

(c)  a Member of a Consortium which owns Household International, Inc.,

PROVIDED that this provision shall only apply if HFC is or was at relevant times a Close Company or would be or would have been a Close Company but for
Section 414(1)(a) or 415 of the Taxes Act.

4.3 An individual may by irrevocable written notice given to HFC not later than ten Dealing Days before an Appropriation Day direct that Shares shall not be appropriated to him on that Appropriation Day.

ACQUISITION OF SHARES FOR APPROPRIATION

5.1 If the Trustees are to acquire Shares for appropriation by purchase on the New York Stock Exchange or privately, they may not purchase such Shares earlier than 60 days prior to the relevant Appropriation Day, and in the case of a private purchase made at a time when Shares are listed on the New York Stock Exchange shall not purchase the Shares at a price which is materially more or less than the market price quoted on the New York Stock Exchange at the time of such purchase.

5.2 If the Trustees are to acquire Shares for appropriation by subscription they may not subscribe for such Shares earlier than 30 days prior to the relevant Appropriation Day and the price per share at which the Shares are subscribed shall be the greater of:

(a)  the nominal value; and

(b)  the Market Value on the immediately preceding Dealing Day.

of a Share.

ISSUE OF SHARES

6.1 Shares to be subscribed for by the Trustees (whether or not appropriated pursuant to the Scheme) will rank pari passu in all respects with the Shares then in issue except that they will not rank for any rights attaching to Shares by reference to a record date preceding the date of issue.

6.2 If and so long as the Shares are listed on the New York Stock Exchange, HFC shall procure that Household International, Inc. shall apply for a listing for any Shares issued pursuant to the Scheme as soon as practicable after the allotment thereof.

6.3 In the event that Shares are acquired by the Trustees for appropriation pursuant to the Scheme and some of those Shares carry a right of a kind which is not carried by every other Share, the Shares that carry such rights shall so far as practicable be appropriated pro rata according to the number of Shares appropriated to each Participant on the Appropriation Day.

BASIS OF ALLOCATION

7.1 The Shares to be appropriated to Eligible Employees on an Appropriation Day shall be allocated in accordance with one or more of the following formulae to be determined by the Board:

(a) Eligible Employees shall receive Shares having an Appropriation Value equal to such percentage of their salary (as defined in Section 187(5) of the Taxes Act) as the Board shall determine; or

(b) Eligible Employees shall receive Shares having an Appropriation Value equal to such percentage of their Earnings as the Board shall determine; or

(c) Eligible Employees shall receive Shares the number of which is determined according to the maximum number that can be acquired within a monetary limit, set by the Board, by the Trustees at the best acquisition price the Trustees can obtain; or

(d) Eligible Employees shall receive a number of Shares proportionate to their length of service with a Participating Company; or

(e) Eligible Employees shall receive a number of Shares corresponding to or depending on the number of Contributed Shares acquired by or on behalf of them and lodged with the Trustees or any other person nominated by the Board in accordance with Schedule 2 PROVIDED THAT the number of Shares appropriated is on the basis of at least one Share received for every one Share so acquired and lodged; or

(f) such other formula resolved on by the Board and approved by the Inland Revenue.

7.2 The aggregate of the Appropriation Value of all Shares allocated to any Participant in any Year of Assessment may not exceed the Relevant Amount.

7.3 Where the Trustees appropriate Shares a proportion of which rank for any dividend or other distribution or other rights attaching to Shares by reference to a record date preceding the relevant Appropriation Day, and a proportion of which do not, then the Shares to be appropriated to each Eligible Employee shall, as far as practicable, be in the same proportions thereto.

CIRCULARS AND NOTICES

8. The Trustees will send or make available to Participants copies of all documents normally issued by Household International, Inc. or any successor thereto and sent to the holders of Shares.

RIGHTS ISSUE

9.1 Whenever any rights to acquire New Shares are granted by a company to the holders of any class of shares of which some are Scheme Shares each Participant shall be notified by the Trustees of the rights relating to his Scheme Shares and he may instruct the Trustees to do one or more of the following:

(A) subject to the provision by him of any necessary funds, to take up or sell all or any of the rights or allow them to lapse;

(B) to sell rights nil paid to the extent necessary to enable the Trustees to subscribe in full for the balance of any unsold rights,

which instructions may be particular or of general application and relate to Scheme Shares appropriated before and after the date of the relevant rights issue.

9.2 The Trustees shall act upon any such instruction received by them not less than five Dealing Days before the expiry of the period allowed for the exercise of any such rights. If any Participant has not prior to five Dealing Days before the expiry of the period allowed for the exercise of any such rights given instructions to the Trustees with regard thereto and provided any funds necessary for the purpose, the Trustees shall allow such rights to lapse. The Trustees shall deal with any Capital Receipt received in consequence of the non-exercise or sale of any rights in accordance with Rule 14.2.

9.3 Any New Shares taken up by the Trustees on behalf of any Participant under this Rule shall, subject to Rule 13, form part of the Participant's Scheme Shares and shall be deemed to have been appropriated at the same time as the Participant's Scheme Shares to which they relate.

9.4 Nothing in this Rule shall require the Trustees to act in any manner whereby they would be involved in any liability unless indemnified to their satisfaction by the Participant against such liability.

CAPITALISATION ISSUES

10. Where a company allots any New Shares by way of capitalisation to the Trustees in respect of any Participant's Scheme Shares, such New Shares shall, subject to Rule 14.2, form part of that Participant's Scheme Shares and shall be deemed to have been appropriated at the same time as the Participant's Scheme Shares in respect of which they are allotted.

RECONSTRUCTION AND TAKEOVER

11.1 If by the applicable Release Date there is a Reconstruction or Takeover affecting Scheme Shares, the Participants shall be notified of such event and any Participant may give notice in writing to the Trustees instructing them on the action to be taken (and, where appropriate, exercise any right to elect to receive any particular form of consideration available thereunder) in respect of any of his Scheme Shares.

11.2 If there is a Reconstruction or Takeover affecting Scheme Shares, the consideration received thereunder shall (so far as it consists of cash or securities which cannot be held under the Scheme) be treated as the proceeds of a disposal under Rule 14.2 and (so far as it consists of New Shares) be held by the Trustees as Scheme Shares subject to the Rules mutatis mutandis as if the same were the Shares in respect of which they are issued, or which they otherwise represent.

11.3 In the event of any Scheme Shares being compulsorily acquired under Sections 428 to 430F of the Companies Act 1985, or if under any scheme of arrangement sanctioned by the Court pursuant to Section 425 of the Companies Act 1985, Scheme Shares are transferred to another company or cancelled for a consideration consisting of cash and/or securities and/or shares, the Participants concerned shall be entitled to receive notification thereof from the Trustees as soon as practicable after such acquisition, transfer or cancellation, and to give instructions to the Trustees in relation to such consideration, and the provisions of Rules 11.1, 11.2 and 13 shall apply mutatis mutandis so far as relevant.

SCRIP DIVIDENDS

12.1 This Rule applies where the holders of any class of shares of which some are Scheme Shares are offered the right to elect to receive shares, credited as fully paid in whole or in part, in lieu of a cash dividend. Within five days or such other period as the Trustees may decide before the closing of the offer, the Participant may:

(A)  instruct the Trustees to elect to receive shares; or

(B)  instruct the Trustees to elect to receive cash,

which instructions may be of particular or of general application. Nothing shall oblige the Trustees to notify Participants of their right to elect for Shares or cash and in the absence of any such instruction, the Participant shall be deemed to have elected for cash.

12.2 Any Shares taken up by the Trustees on behalf of any Participant under this Rule 12 shall, subject to Rule 14.2, form part of the Participant's Scheme Shares and shall be deemed to have been appropriated at the same time as the Participant's Scheme Shares in respect of which they are offered.

12.3 In so far as any dividend consists of cash it shall be paid to the relevant Participant by the Trustees in accordance with Clause 7 of the Deed.

FRACTIONAL ENTITLEMENTS

13.1 Where a company makes an offer or invitation conferring any rights upon its members to acquire against payment, shares or additional securities in that company, or where that company allots any New Shares or securities by way of capitalisation, the Trustees shall allocate such rights, shares or securities amongst the Participants concerned on a proportionate basis and, if such allocation shall give rise to a fraction of a share or a security or a transferable unit thereof (in this Rule UNIT), shall round such allocation down to the next whole unit and the Trustees shall aggregate the fractions not allocated and use their best endeavours to sell any rights or units which are not allocated and distribute the net proceeds of sale (after deducting therefrom any expenses of sale and any taxation which may be payable in respect thereof) proportionally among the Participants whose allocation was rounded down.

13.2 Where the Trustees having received New Shares which form part of a Participant's Scheme Shares, allocate such New Shares to the different appropriations of Scheme Shares to which they relate and, such allocation gives rise to a fraction of a New Share, they shall, subject to the Taxes Act, round such allocation up or down to the next whole unit as they, in their absolute discretion, think fit.

DISPOSALS AND PAYMENTS
14.1 The Trustees shall not dispose of any Scheme Shares:

(a) prior to the expiry of the applicable Period of Retention in any circumstances except in the event of a Reconstruction or Takeover;

(b) after the expiry of the applicable Period of Retention but prior to the applicable Release Date except at the written direction of a Participant; or

(c) after the expiry of the applicable Period of Retention but prior to the applicable Release Date except by sale for the best consideration in money reasonably obtainable at the time of such sale.

14.2 Upon receipt of a sum of money or money's worth not consisting of Scheme Shares being (or being part of) the proceeds of any disposal or Capital Receipt in respect of any Scheme Shares, the Trustees shall (subject to compliance with the provisions of the Taxes Act) account as soon as reasonably practicable to the Participant for any balance remaining in their hands and relating to such Scheme Shares by paying the same to the Participating Company (if any) by which he is employed, thereby discharging the Trustees of their obligations to Participants in relation to the receipt of such sums.

14.3 Any Participating Company to which the Trustees pay or account for any part of any such sum as is referred to in Rule 14.2 shall (subject to compliance with the Taxes Act) forthwith account to the Participant for the balance remaining in its hands.

TRANSFER OF LEGAL TITLE

15. After the Release Date if the Participant so requests the Trustees shall transfer the legal title to any Scheme Shares held for such Participant into the name of the relevant Participant (or any person nominated by him in writing) and in the absence of any such request the Trustees shall continue to hold the Scheme Shares as nominee for the Participant on the terms set out in rule 16 below until such time as the Participant requests the Trustees to transfer such legal title to him PROVIDED THAT:

(a) the Trustees shall on the Participant's death or on his ceasing to be a director or employee of a Participating Company for any reason, transfer the legal title to any such Scheme Shares into the name of the relevant Participant or his personal representatives (as appropriate); and

(b) the Trustees may in its absolute discretion at any time decide that it will cease to hold any Scheme Shares as nominee in which case the Trustees shall give notice of this decision to Participants and invite
     Participants to indicate whether they wish their Scheme Shares to be sold by the Trustees on their behalf and the sale proceeds paid to them or for the legal title to their Scheme Shares to be transferred to them. In the absence of any direction within 60 days of the date of the notice the Trustees shall transfer the legal title to any such Scheme Shares into the name of the relevant Participant.

TERMS OF NOMINEE HOLDING

16. For as long as the Trustees hold Shares as nominee, such Shares to be known as NOMINEE SHARES, for a Participant pursuant to rule 15 above the Trustees shall:

(a) make available to such Participants copies of all documents normally issued by Household International, Inc. or any sucessor thereto and sent to the holders of Shares;

(b)  notify and seek instructions from such Participants:

         (i) whenever any rights to acquire new shares are granted by a company to the holders of any class of shares of which some are Nominee Shares;

        (ii) in the event of a Reconstruction or Takeover affecting Nominee Shares;

       (iii) in the event of any Nominee Shares being compulsorily acquired under Sections 428 to 430F of the Companies Act 1985, or if under any scheme of arrangement sanctioned by the Court pursuant to Section 425 of the Companies Act 1985, Nominee Shares are transferred to another company or cancelled for a consideration consisting of cash and/or shares;

(c) hold any new shares allotted by a company by way of capitalisation to the Trustees in respect of Nominee Shares;

(d) where the holder of any class of shares of which some are Nominee Shares is offered the right to elect to receive shares, credited as fully paid in whole or in part, in lieu of a cash dividend, decide whether such Participants may instruct the Trustees to elect to receive cash;

(e) pay to such Participants any dividends received by the Trustees in respect of such Nominee Shares in accordance with Clause 7.

STAMP DUTY

17. Any stamp duty or other expenses involved in any transfer of Shares by the Trustees shall be payable:

(a) in the case of a transfer into the name of the Participant concerned, by the Trustees (and reimbursed by each Participating Company in proportion to the number of their respective employees and directors concerned in such transfer); and

(b)  in any other case, by the transferee concerned.

NOTICES

18.1 The Trustees shall not be bound to act upon any instructions given by or on behalf of a Participant or any person in whom the beneficial interest in his Scheme Shares is for the time being vested pursuant to the Scheme unless such instructions are received by the Trustees in writing signed by the relevant Participant or person.

18.2 Any notice which the Trustees are required or may desire to give to any Eligible Employee or Participant pursuant to the Scheme shall be in writing and sufficiently given if delivered to him personally or sent first class through the post pre-paid addressed to the Eligible Employee or Participant at his address last known to the Trustees (including any address supplied by the relevant Participating Company or any Subsidiary as being his address) or if sent through the appropriate Participating Company's internal postal service, and if so sent by post shall be deemed to have been duly given on the third day following the date the notice is posted and if sent through the appropriate Participating Company's internal postal service shall be deemed to have been duly given 3 working days after the date of posting. Any document so sent to a Participant shall be deemed to have been duly delivered notwithstanding that he be then deceased (and whether or not the Trustees have notice of his death) except where his personal representatives have established their title to the satisfaction of the Trustees and supplied to the Trustees an address to which documents are to be sent.

INFORMATION

19. The Trustees shall maintain such records as may be necessary to comply with the Taxes Act, and shall at all times and from time to time give to each Participant such information as shall be in their possession to enable him to determine and quantify any liability he may have to income tax under Schedule E by reason of any Relevant Event.

DISPUTES

20.1 The decision of the Board in any dispute or question affecting any Eligible Employee or Participant under the Scheme shall be final and conclusive subject to the concurrence of the Auditors whenever required under the provisions hereof.

20.2 In any matter in which they are required to act hereunder the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Acts 1950 to 1979 shall not apply hereto.

TERMS OF EMPLOYMENT

21.1 Nothing in this Deed or the Scheme shall in any way be construed as imposing upon a Participating Company a contractual obligation as between the Participating Company and an employee to contribute or to continue to contribute to the Scheme.

21.2 In no circumstances shall any person who has ceased to be an employee of HFC, any Subsidiary or any Associated Company by reason of dismissal or otherwise howsoever or who is under notice of termination of his employment be entitled to claim as against any Participating Company, Subsidiary, Associated Company or the Trustees any compensation for or in respect of any consequential loss he may suffer by reason of the operation of the terms of the Scheme or of the provisions of the Taxes Act.

                                   SCHEDULE 2

                                 MATCHING OFFER

1.1 The provisions of this Schedule 2 shall apply where the Board resolves that Scheme Shares are to be appropriated under the Scheme either wholly or in part in accordance with Rule 7.1(e) of Schedule 1 (that is by reference to the number of Contributed Shares acquired by or on behalf of an Eligible Employee) in the manner hereinafter provided and any offer made to Eligible Employees on this basis is herein referred to as a MATCHING OFFER.

1.2 HFC shall issue a letter of invitation for the Matching Offer to each Eligible Employee which shall invite an Eligible Employee to pay monies to the Trustees within the limits contained in Rules 1.3 and 1.4 below to apply in the acquisition of Shares to be held as Contributed Shares and in consideration of which the Trustees shall appropriate to such Eligible Employees who remain Eligible Employees up to the Appropriation Day a fixed number of Shares to be held as Scheme Shares under the Scheme in such proportions as the Board shall determine but which shall be at least one for every Contributed Share.

1.3 The minimum number of Shares which an Eligible Employee must acquire in the Matching Offer to be held as Contributed Shares shall be such maximum whole number as the Trustees may acquire on the Appropriation Day having an aggregate acquisition or subscription price not exceeding:

      (a)  Pounds 100 or if greater the sterling equivalent of one Share; or

      (b)  such amount as equals one per cent of the Eligible Employee's
           Earnings,

whichever the Board shall decide.

1.4 The maximum number of Shares which an Eligible Employee may acquire in the Matching Offer to be held as Contributed Shares shall be such whole number as the Trustees may acquire on the Appropriation Day having an aggregate acquisition or subscription price equal to the amount determined pursuant to Rule 7.1 of Schedule 1.

1.5 The price at which an Eligible Employee shall be invited to acquire Shares in the Matching Offer shall be the higher of:

        (a) such price as is equal to the average total acquisition price paid by the Trustees in acquiring such Shares for such Eligible Employee; and

        (b) if the Shares are to be subscribed, the nominal value of a Share,

expressed as a Sterling amount by reference to the Sterling/US Dollar exchange rate applying on the day of acquisition, or if the Trustees acquire Shares on more than one day, the average of such rates applying on the relevant days.

1.6 Any money paid by an Eligible Employee to the Trustees which is insufficient to acquire a whole Share shall be paid back to the Eligible Employee as soon as reasonably practicable.

1.7 The Eligible Employee shall be required, as a term of the Matching Offer, to:

(a) consent to the Shares acquired being held by the Trustees (or such other person as may be nominated by the Board) as Contributed Shares subject to the terms in 2 below;

(b) complete and return to HFC, (or such other person as may be nominated by the Board) by the specified closing date for applications, which shall be prior to the relevant Appropriation Day, a contract of participation with HFC (in such form as the Board shall prescribe from time to time).

TERMS ON WHICH CONTRIBUTED SHARES HELD

2.   The terms upon which Contributed Shares are held will be as follows:

(a) the Contributed Shares shall be registered in the name of the First Trustee (or such other person as may be nominated by the Board);

(b) the Trustees shall hold the Contributed Shares for the period determined in accordance with Clause 8.3 of the Deed;

(c) during the period referred to in paragraph (b), the Participant may not sell or dispose of any interest in the Contributed Shares or any of them whether by way of sale, gift, security or otherwise, except in the event of a Reconstruction or Takeover affecting such Shares;

(d) following the end of the period referred to in paragraph (b), the Trustees shall if a Participant so requests, transfer the ownership of a Participant's Contributed Shares into his name or the name of any person in whom the beneficial interest in those Contributed Shares is vested, or shall deliver to him or to any such other person the share certificates relating to his Contributed Shares and in the absence of any such request the Trustee shall continue to hold the Contributed Shares as nominee for such Participant;

(e) the provisions contained in Rules 6, 9 to 13 (inclusive), 15, 16 and 18 to 21 (inclusive) of the Scheme shall apply mutatis mutandis so far as applicable.

3. Stamp duty payable on any instruments of transfer entered into in connection with the Matching Offer shall be borne by each Participating Company in proportion to the number of their respective employees and directors concerned in such transfer.

                                   SCHEDULE 3

                               DEED OF ADHERENCE

THIS DEED is made this day of                  19[  ]

BETWEEN:

HFC BANK PLC (the COMPANY) and HFC PENSION PLAN LIMITED and THE ROYAL BANK OF SCOTLAND PLC (together the TRUSTEES) and [New Subsidiary] and is supplemental to a Trust Deed (the TRUST DEED) of the HFC Profit Sharing Scheme (the SCHEME)
executed by the Company, HFC Bank plc and the Trustees on the [           ]
1997.

WHEREAS:

(1)  [New Subsidiary] was incorporated on the       day of        19[  ] and on
the       day of        19[  ] became a Subsidiary of the Company.

(2) [New Subsidiary] wishes to become a Participating Company and to invite its Eligible Employees to participate in the Scheme.

NOW THIS DEED WITNESSETH as follows:

(1) Terms and expressions used in this deed of adherence shall bear unless the context otherwise requires the same meaning as in the Trust Deed.

(2) [New Subsidiary] agrees to become a Participating Company and to be bound by the terms of the Trust Deed and Rules of the Scheme.

IN WITNESS whereof these presents have been entered into the day and year first above written.

          THE COMMON SEAL OF                    )
          [NEW SUBSIDIARY]                      )
          was hereunto affixed in Execution of  )
          this Deed in the presence of          )

                        Director

                        Secretary

          THE COMMON SEAL OF                    )
          HFC BANK PLC was hereunto affixed     )
          in Execution of this Deed in the      )
          presence of:                          )

                        Authorised Signatory

                        Authorised Signatory

          THE COMMON SEAL OF                    )
          HFC PENSION PLAN LIMITED              )
          was hereunto affixed in Execution     )
          of this Deed in the presence of:      )

                        Director

                        Secretary

          SIGNED AS A DEED for and on behalf    )
          of THE ROYAL BANK OF                  )
          SCOTLAND PLC                          )
          at                                    )
          on                                    )
          by                                    )


Attorney of and Commissioner for us, the said The Royal Bank of Scotland plc, having full power to grant these presents on our behalf, conform to Power of Attorney inter alia in his favour dated 28th May 1997 and registered in the Books of Council and Session on 28 May 1997, before the following witness

 .................................................... COMMISSIONER

 .................................................... WITNESS

            THE COMMON SEAL of HFC                 )
            BANK PLC was hereunto affixed          )    COMMON SEAL
            in Execution of this Deed in the       )
            presence of:                           )

                          AR HILL

                          CJ RIVERS

            THE COMMON SEAL of HFC                 )
            PENSION PLAN LIMITED was               )    COMMON SEAL
            hereunto affixed in Execution of this  )
            Deed in the presence of:               )

                          AS ORTON

                          CJ RIVERS

            SIGNED AS A DEED for and on behalf     )
            of THE ROYAL BANK OF                   )
            SCOTLAND PLC                           )
            at Edinburgh                           )
            on 27 August 1997                      )
            by Angus James Murray Mair             )
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Attorney of and Commissioner for us, the said The Royal Bank of Scotland plc, having full power to grant these presents on our behalf, conform to Power of
Attorney inter alia in his favour dated 28th May 1997 and registered in the
Books of Council and Session on 28 May 1997, before the following witness

 ............AJM MAIR............... COMMISSIONER

 .............CM CLARK..................... WITNESS